Exhibit 99

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
Newhall Land
(661) 255-4064

	Media Contact:	Marlee Lauffer
Newhall Land
(661) 255-4247

NEWHALL LAND EXPECTS SECOND QUARTER EARNINGS TO BE
APPROXIMATELY $0.03 to $0.06 PER UNIT

VALENCIA, California, June 26, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that based on preliminary financial data, earnings for the second quarter of 2003 are expected to be approximately $0.03 to $0.06 per unit.

Second Quarter Preliminary Results

For the three months ended June 30, 2003, net income is expected to be between $700,000 to $1.4 million, or $0.03 to $0.06 per partnership unit, compared with $9.4 million, or $0.38 per partnership unit reported for the second quarter of 2002.

The primary contributors to the 2003 preliminary second quarter results are the sale of eleven custom homesites in the Westridge golf course community, including three custom homesites expected to close later this month, revenues from the Company’s income-producing portfolio and the continued recognition of revenues and income under percentage of completion accounting from residential land sales closed in previous periods.  No additional commercial, industrial or residential land sales are expected to close during the 2003 second quarter.  Primary contributors in the 2002 second quarter were the sale of 326 residential lots in the Company’s Alta Vista community, 95 merchant builder lots in the Westridge community, and a 16.7 acre commercial parcel, together with revenues from the Company’s income-producing portfolio.

Outlook

Newhall Land’s outlook for 2003 include the sale of about 785 residential lots with an estimated combined sales price of approximately $64 million and up to 55 acres of industrial and commercial land with an expected sales value of approximately $44 million.  The Company’s portfolio of income-producing properties is expected to contribute about $9 million to earnings in 2003, after deductions for administrative expenses and depreciation.  Net operating income from the income-producing portfolio, which is the industry-accepted performance measure for such assets, is expected to be approximately $20 million for 2003.  Net operating income represents earnings from the income portfolio before deductions for administrative expenses and depreciation, but after accounting for approximately $700,000 in projected start-up expenses for the Tournament Players Club at Valencia golf course, in 2003.  Based upon these projections for the current year, the Company expects net income for 2003 to range from $1.15 - $1.25 per unit.  These results do not include possible expense reimbursement related to the Kerr-McGee tentative settlement agreement.

After closing escrow on all 759 residential lots in the Creekside community during the first quarter of 2003, the Company’s residential focus has shifted to selling about 26 of the 86 available custom homesites within Westridge.  To date, 12 of these custom lots have closed escrow.  As of June 26, 2003, 18.3 acres of industrial and commercial land has closed escrow, all in the 2003 first quarter.  A total of 35 acres of commercial land with a combined sales value of $32 million is in escrow with closings planned for later this year.

The ability to complete sales is dependent upon a variety of factors including, but not limited to, identification of suitable buyers, reaching agreement with the buyers on definitive terms, the successful completion of the due diligence work by buyers, the availability of financing to suitable buyers, satisfactory resolution of regulatory and legal issues, and general market, regional economic and other conditions.   Generally, revenues and income from land sales are recorded under the percentage of completion method of accounting.  Accordingly, certain revenues and income from land sales may be deferred to future periods when the Company has an obligation to complete development on property sold.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 36,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise affect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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